Exhibit 99.2

PRESS RELEASE

Exa Appoints Richard Gilbody as Chief Financial Officer

BURLINGTON, MA, USA May 29, 2014 Exa® Corporation (NASDAQ:EXA), a global innovator of fluid simulation solutions for product engineering, announced today the appointment of Richard F. Gilbody as Chief Financial Officer. Exa anticipates Mr. Gilbody will assume his position with the Company on June 1, 2014. In this role, Mr. Gilbody will report to the President and Chief Executive Officer, Stephen Remondi, and be part of Exa’s executive team.

With over 30 years of finance and operations experience and 22 years focused on the software and technology sectors, Mr. Gilbody brings broad and relevant insight to the company. He comes to Exa from Agencyport Software, where he held the positions of Chief Financial and Operating Officers and was a member of its Board of Directors. Prior to that, he held senior finance and operating executive positions at IBM, including Vice President of the Business Analytics Division, and at Cognos Corporation, as President of Cognos Americas and Senior Vice President of Finance and Operations.

“Richard brings deep experience with public companies in their growth stage,” remarked Stephen Remondi, President and CEO of Exa. “We believe he has the skills and leadership to help us execute our immediate and long term financial goals. He is joining Exa at a pivotal point in our evolution as we continue to expand our offerings and market reach.”

“Exa’s strategic deployment plans, notable global transportation industry customers, and opportunities in new markets made this a clear choice for me,” stated Richard Gilbody. “I look forward to this opportunity to work with a talented team of people and assist a company poised for growth. I am energized by the challenge and look forward to contributing to the Company’s success.”

Mr. Gilbody holds both a Bachelor of Science and a Masters in Business Administration from Boston College.

About Exa Corporation

Exa Corporation develops, sells and supports simulation software and services to enhance product performance, reduce product development costs and improve the efficiency of design and engineering processes. Our simulation solutions enable our customers to gain crucial insights about design performance early in the design cycle, thus reducing the likelihood of expensive redesigns and late-stage engineering changes. As a result, our customers realize significant cost savings and fundamental improvements in their engineering development process. Our products include, PowerFLOW®, PowerDELTA® with PowerCLAY®, PowerVIZ®, PowerSPECTRUM®, PowerACOUSTICS®, PowerINSIGHT®,

PowerCOOL® and PowerTHERM® along with professional engineering consulting services. A partial customer list includes: BMW, Ford, Hyundai, Jaguar Land Rover, Kenworth, MAN, Nissan, Peterbilt, Renault, Scania, Toyota, Volkswagen, and Volvo Trucks.

Founded in 1991, the company is headquartered at 55 Network Drive, Burlington, MA, USA 01803. Tel: 1.781.564.0200; Fax: 1.781.564.0299; Email: info@exa.com; URL: www.exa.com; NASDAQ:EXA

For more information about Exa Corporation or images please contact:

Michelle Murray-Ross, Exa Corporation, 1.781.564.0251; michelle@exa.com

Exa, PowerFLOW, PowerCLAY, PowerTHERM, PowerCOOL, PowerSPECTRUM, PowerDELTA, PowerVIZ, PowerACOUSTICS and PowerINSIGHT are registered trademarks of Exa Corporation.

Source: Exa Corporation